Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Form S-8 (File No. 333-47444), Form S-8 and Post-Effective Amendment No. 1 to Form S-8 (File No. 33-60675), Form S-8 (File No. 333-100158) and Form S-8 (File No. 333-74208) of our reports dated March 15, 2005, relating to the consolidated financial statements and financial statement schedules of UAL Corporation (which report expresses an unqualified opinion and includes explanatory paragraphs relating to (i) the Company's reorganization under Chapter 11 and (ii) the Company's ability to continue as a going concern), and management's report on the effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of UAL Corporation for the year ended December 31, 2004.

Chicago, Illinois
March 15, 2005